As filed with the U.S. Securities and Exchange Commission on January 3, 2022

Investment Company Act File No. 811-22078

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-1A

Registration Statement under the Investment Company Act of 1940	☒

Amendment No. 38

Master Trust

(Exact Name of Registrant Specified in Charter)

c/o UBS Asset Management (Americas) Inc.

787 Seventh Avenue

New York, New York 10019

(Address of Principal Executive Offices)

Registrant’s Telephone Number, Including Area Code: (212) 882-5000

Keith A. Weller, Esq. UBS Asset Management (Americas) Inc. One North Wacker Drive Chicago, IL 60606 (Name and Address of Agent for Service)	With copies to: Stephen H. Bier, Esq. Dechert LLP Three Bryant Park 1095 Avenue of the Americas New York, New York 10036

Each of the following funds are a series of Master Trust (“Trust”), a professionally managed open-end investment company.

Prime Master Fund

Treasury Master Fund

Tax-Free Master Fund

Prime CNAV Master Fund

Government Master Fund

ESG Prime Master Fund

Explanatory Note

The Trust has filed this Amendment No. 38 to the Registration Statement of the Trust on Form N-1A (File No. 811-22078) (the “Registration Statement”) pursuant to Section 8(b) of the Investment Company Act of 1940, as amended (the “1940 Act”). Beneficial interests in the Trust (“Interests”) are not being registered under the Securities Act of 1933, as amended (the “1933 Act”), since such interests will be issued solely in private placement transactions that do not involve any “public offering” within the meaning of Section 4(a)(2) of the 1933 Act. Only investment companies, insurance company separate accounts, common or commingled trust funds or other organizations, entities or investors that are “accredited investors” within the meaning of Regulation D under the 1933 Act may make investments in the Trust. Such investors are referred to herein as “interestholders.” This Registration Statement is not an offer to sell, or the solicitation of an offer to buy, any Interests in the Trust.

This Amendment No. 38 to the Registration Statement is being filed under the 1940 Act to amend and supplement Amendment No. 34 to the Registration Statement under the 1940 Act, filed with the U.S. Securities and Exchange Commission (“Commission”) on August 26, 2021 (Accession No. 0001193125-21-257731) (“Amendment 34”), as pertaining to Part B of the Registration Statement with respect to Prime Master Fund, Treasury Master Fund, Tax-Free Master Fund, Prime CNAV Master Fund, Government Master Fund and ESG Prime Master Fund. Parts A and B of the Registration Statement with respect to Prime Master Fund, Treasury Master Fund, Tax-Free Master Fund, Prime CNAV Master Fund, Government Master Fund and ESG Prime Master Fund, as filed in Amendment 34, are incorporated by reference herein.

Master Trust

Prime Master Fund

Treasury Master Fund

Tax-Free Master Fund

Prime CNAV Master Fund

Government Master Fund

ESG Prime Master Fund

Amendment dated January 3, 2022

to the Part B dated August 26, 2021

Dear Interestholder:

The purpose of this amendment is to update certain information contained in Part B for Prime Master Fund, Treasury Master Fund, Tax-Free Master Fund, Prime CNAV Master Fund, Government Master Fund and ESG Prime Master Fund regarding changes to the Board of Trustees (the “Board”) of Master Trust (the “Trust”).

Effective December 31, 2021, Meyer Feldberg retired as Chairman and trustee of the Trust, and, effective January 1, 2022 (the “Effective Date”), the Board appointed Alan S. Bernikow as Chairman of the Board.

On the Effective Date, Part B is hereby amended as follows:

All references to Meyer Feldberg in Part B are hereby removed.

The section captioned “Item 17. Management of the Funds” and sub-captioned “Trustees and officers” beginning on page 54 of Part B is revised by replacing the entry for Alan S. Bernikow in the following table of that section in its entirety with the following:

Name, address, and age	Position(s) held with Trust	Term of office[1] and length of time served	Principal occupation(s) during past 5 years	Number of portfolios in complex overseen by trustee	Other directorships held by trustee

Alan S. Bernikow; 81 K2 Integrity 845 Third Avenue New York, NY 10022	Trustee and Chairman of the Board of Trustees	Since 2007 (Trustee); since January 2022 (Chairman of the Board of Trustees)

Mr. Bernikow is retired. Previously, he was deputy chief executive officer at Deloitte & Touche (international accounting and consulting firm). From 2003 to 2017, Mr. Bernikow was also director of Destination XL Group, Inc. (menswear) (and served as a member of its nominating and corporate governance committee).

				Mr. Bernikow is a director or trustee of 5 investment companies (consisting of 45 portfolios) for which UBS AM serves as investment advisor or manager.	Mr. Bernikow is also a director of Revlon, Inc. (cosmetics) (and serves as the chair of its audit committee and as the chair of its compensation committee), and the lead director of Mack-Cali Realty Corporation (real estate investment trust) (and serves as the chair of its audit committee).

The section captioned “Item 17. Management of the Funds” and sub-captioned “Leadership structure and qualifications of board of trustees” beginning on page 62 is revised by replacing the first paragraph of that section with the following:

The board is responsible for oversight of the funds. The board is currently composed of four trustees, all of whom are not “interested persons” of the funds as that term is defined by the Investment Company Act (“Independent Trustees”). The board members have selected Mr. Bernikow, an Independent Trustee, to act as chairman of the board. The chairman of the board’s role is to preside at all meetings of the board and generally to act as a liaison with service providers, officers, attorneys and other trustees between meetings. The chairman may also perform such other functions as may be delegated by the board from time to time. The board has established an Audit Committee and a Nominating and Corporate Governance Committee to assist the board in the oversight and direction of the business and affairs of the funds, and from time to time may establish ad hoc committees, informal working groups or designate one or more members to review and address the policies and practices of the funds or to liaise with the funds’ Chief Compliance Officer or service providers, including staff of UBS AM, with respect to certain specified matters. The board meets at regularly scheduled meetings five times throughout the year. In addition, the trustees may meet in-person or by telephone at special meetings or on an informal basis at other times. Each committee meets as appropriate to conduct the oversight functions delegated to the committee by the board and reports its findings to the board. The board and Audit Committee conduct annual assessments of their oversight function and structure. The Independent Trustees have also engaged independent legal counsel to assist them in performing their oversight responsibilities. The trustees have determined that the board’s leadership and committee structure is appropriate because it allows the board to exercise informed and independent judgment over the matters under its purview and to allocate areas of responsibility among committees of Independent Trustees and the full board in a manner that enhances the full board’s oversight.

PLEASE BE SURE TO RETAIN THIS IMPORTANT INFORMATION FOR FUTURE REFERENCE.

PART C

Item 28. Exhibits.

(1)(a)	Certificate of Trust 1/

(1)(b)	Amended and Restated Trust Instrument 2/

(1)(c)	Certificate of Amendment to Amended and Restated Trust Instrument effective May 20, 2015 3/

(1)(d)	Certificate of Amendment to Amended and Restated Trust Instrument effective September 22, 2015 4/

(1)(e)	Certificate of Amendment to Amended and Restated Trust Instrument effective November 18, 2015 5/

(1)(f)	Certificate of Amendment to Amended and Restated Trust Instrument effective December 19, 2019 6/

(2)(a)	Amended and Restated By-Laws 2/

(2)(b)	Certificate of Amendment to By-Laws effective February 10, 2010 2/

(3)	Amended and Restated Trust Instrument and Amended and Restated By-Laws defining the rights of holders of Registrant’s beneficial interests 7/

(4)(a)	Management Contract between Registrant and UBS Asset Management (Americas) Inc., dated as of August 23, 2007 1/

(4)(b)	Amendment to Management Contract between Registrant and UBS Asset Management (Americas) Inc. to add Prime CNAV Master Fund, amended as of January 7, 2016 4/

(4)(c)	Amendment to Management Contract between Registrant and UBS Asset Management (Americas) Inc. to add Government Master Fund, amended as of March 28, 2016 5/

(4)(d)	Amendment to Management Contract between Registrant and UBS Asset Management (Americas) Inc. to add ESG Prime Master Fund, amended as of December 23, 2019 6/

(6)	Bonus, profit sharing or pension plans – none

(7)(a)	Custodian Contract with State Street Bank and Trust Company, dated as of August 23, 2007 8/

(7)(b)	Amendment to Custodian Contract with State Street Bank and Trust Company to add Prime CNAV Master Fund 9/

(7)(c)	Amendment to Custodian Contract with State Street Bank and Trust Company to add Government Master Fund 9/

(7)(d)	Amendment to Custodian Contract with State Street Bank and Trust Company to add ESG Prime Master Fund 6/

(8)(a)	Exclusive Placement Agency Agreement between Registrant and UBS Asset Management (US) Inc., dated as of August 23, 2007 1/

(8)(b)	Amendment to Placement Agency Agreement between Registrant and UBS Asset Management (US) Inc. to add Prime CNAV Master Fund, amended as of January 7, 2016 4/

(8)(c)	Amendment to Placement Agency Agreement between Registrant and UBS Asset Management (US) Inc. to add Government Master Fund, amended as of March 28, 2016 5/

(8)(d)	Amendment to Placement Agency Agreement between Registrant and UBS Asset Management (US) Inc. to add ESG Prime Master Fund, amended as of December 23, 2019 6/

(8)(e)	Amended and Restated Participation Agreement between Registrant and UBS Series Funds, amended and restated as of February 15, 2012 10/

(8)(f)	Amended and Restated Participation Agreement between Registrant and UBS Series Funds to add Prime CNAV Master Fund, amended as of January 7, 2016 4/

(8)(g)	Amended and Restated Participation Agreement between Registrant and UBS Series Funds to add Government Master Fund, amended as of March 28, 2016 5/

(8)(h)	Amended and Restated Participation Agreement between Registrant and UBS Series Funds to add ESG Prime Master Fund, amended as of December 23, 2019 6/

(8)(i)	Participation Agreement between Registrant and each of Select (Cay) Prime Institutional Fund Ltd., Select (Cay) Treasury Institutional Fund Ltd., Select (Cay) Prime Preferred Fund Ltd. and Select (Cay) Treasury Preferred Fund Ltd., dated as of March 25, 2009 8/

(8)(j)	Amended and Restated Participation Agreement between Registrant and each of Select (Cay) Prime Preferred Fund Ltd., Select (Cay) Prime Institutional Fund Ltd., Select (Cay) Treasury Preferred Fund Ltd., Select (Cay) Treasury Institutional Fund Ltd., Select (Cay) Government Preferred Fund Ltd. and Select (Cay) Government Institutional Fund Ltd., dated as of November 21, 2016 11/

(8)(k)	Service Agreement with State Street Bank and Trust Company, dated as of May 31, 2018 12/

(8)(l)	Amendment to Service Agreement with State Street Bank and Trust Company, dated as of July 8, 2020 13/

(10)	Other opinions, appraisals, rulings and consents: Consent of Independent Registered Public Accounting Firm 11/

(12)	Not applicable

(13)	Not applicable

(14)	Not applicable

(15)	Code of Ethics - not applicable.

1/	Incorporated by reference from Registrant’s registration statement, SEC File No. 811-22078, filed August 23, 2007.

2/	Incorporated by reference from Post-Effective Amendment No. 3 to the Registrant’s registration statement, SEC File No. 811-22078, filed August 27, 2010.

3/	Incorporated by reference from Post-Effective Amendment No. 10 to the Registrant’s registration statement, SEC File No. 811-22078, filed June 10, 2015.

4/	Incorporated by reference from Post-Effective Amendment No. 12 to the Registrant’s registration statement, SEC File No. 811-22078, filed January 11, 2016.

5/	Incorporated by reference from Post-Effective Amendment No. 14 to the Registrant’s registration statement, SEC File No. 811-22078, filed March 28, 2016.

6/	Incorporated by reference from Post-Effective Amendment No. 22 to the Registrant’s registration statement, SEC File No. 811-22078, filed December 23, 2019.

7/	Incorporated by reference from Articles IV, V, VI, IX and X of Registrant’s Trust Instrument and from Articles V, VI, IX and XI of Registrant’s By-Laws.

8/	Incorporated by reference from Post-Effective Amendment No. 2 to the Registrant’s registration statement, SEC File No. 811-22078, filed August 28, 2009.

9/	Incorporated by reference from Post-Effective Amendment No. 16 to the Registrant’s registration statement, SEC File No. 811-22078, filed August 24, 2016.

10/	Incorporated by reference from Post-Effective Amendment No. 6 to the Registrant’s registration statement, SEC File No. 811-22078, filed March 16, 2012.

11/	Incorporated by reference from Post-Effective Amendment No. 19 to the Registrant’s registration statement, SEC File No. 811-22078, filed August 27, 2018.

12/	Incorporated by reference from Post-Effective Amendment No. 34 to the Registrant’s registration statement, SEC File No. 811-22078, filed August 26, 2021.

13/	Incorporated by reference from Post-Effective Amendment No. 26 to the Registrant’s registration statement, SEC File No. 811-22078, filed August 27, 2020.

Item 29. Persons Controlled by or under Common Control with Registrant.

None.

Item 30. Indemnification.

Section 2 of Article IX of the Trust Instrument (“Trust Instrument”), “Indemnification,” provides that the appropriate series of the Registrant will indemnify the trustees and officers of the Registrant to the fullest extent permitted by law against claims and expenses asserted against or incurred by them by virtue of being or having been a trustee or officer; provided that no such person shall be indemnified where there has been an adjudication or other determination, as described in Article IX, that such person is liable to the Registrant or its interestholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office, or did not act in good faith in the reasonable belief that his action was in the best interest of the Registrant. Section 2 of Article IX also provides that the Registrant may maintain insurance policies covering such rights of indemnification.

Additionally, “Limitation of Liability” in Section 1 of Article IX of the Trust Instrument provides that the trustees or officers of the Registrant shall not be personally liable to any person extending credit to, contracting with or having a claim against the Registrant or a particular series; and that, provided they have exercised reasonable care and have acted under the reasonable belief that their actions are in the best interest of the Registrant, the trustees and officers shall not be liable for neglect or wrongdoing by them or by any officer, agent, employee, investment advisor or independent contractor of the Registrant.

Section 9 of the Management Contract with respect to Government Master Fund, Prime Master Fund, Prime CNAV Master Fund, Treasury Master Fund, Tax-Free Master Fund and ESG Prime Master Fund (the “Management Contract”), with UBS AM provides that UBS AM shall not be liable for any error of judgment or mistake of law or for any loss suffered by any series (“Fund”) of the Registrant in connection with the matters to which the Management Contract relates, except for a loss resulting from the willful misfeasance, bad faith, or gross negligence of UBS AM in the performance of its duties or from its reckless disregard of its obligations and duties under the Management Contract. Section 11 of the Management Contract provides that the Trustees shall not be liable for any obligations of the Trust or any series under the Management Contract and that UBS AM shall look only to the assets and property of the Registrant in settlement of such right or claim and not to the assets and property of the trustees.

The Exclusive Placement Agency Agreement provides that the Trust will indemnify UBS AM (US) and its officers, directors and controlling persons against any losses, claims, damages, liabilities or expenses arising from (1) any alleged untrue statement of material fact in the Registration Statement or from any alleged omission to state in the Registration Statement a material fact required to be stated in it or necessary to make the statements in it, in light of the circumstances under which they were made, not misleading, except insofar as liability arises from untrue statements or omissions made in reliance upon and in conformity with information furnished by UBS AM (US) to the Trust for use in the Registration Statement; or (2) the Trust’s material breach of a representation, warranty, covenant or agreement contained in the Exclusive Placement Agency Agreement; provided that this indemnity shall not protect any such persons against liabilities arising by reason of their bad faith, gross negligence or willful misfeasance or by the reckless disregard of their obligations and duties under the Exclusive Placement Agency Agreement. The Exclusive Placement Agency Agreement also provides that UBS AM (US) agrees to indemnify, defend and hold the Trust, its officers and trustees free and harmless of any claims arising out of any alleged untrue statement or any alleged omission of material fact contained in information furnished by UBS AM (US) for use in the Registration Statement or arising out of an agreement between UBS AM (US) and any retail dealer, or arising out of supplementary literature or advertising used by UBS AM (US) in connection with the Agreement.

Item 31. Business and Other Connections of Investment Advisor.

UBS AM, a Delaware corporation, is a registered investment advisor and is an indirect wholly owned subsidiary of UBS Group AG. UBS AM is primarily engaged in the investment advisory and financial services business. Set forth below in alphabetical order is a list of certain executive officers and each board director of UBS AM indicating each business, profession, vocation or employment of a substantial nature in which each such person has been engaged during the last two fiscal years. (While each board director is named below, the list of executive officers has been shortened as the full list would be very long and contain names of persons whose functions are unrelated to the Registrant.)

Name	Position(s) Held with UBS AM	Other Substantial Business, Profession, Vocation or Employment

Lisa N. DiPaolo	Executive Director (Non-Board) and Portfolio Manager	None

Elbridge T. Gerry III	Managing Director and Head of Municipal Strategy	None

Charles W. Grande	Managing Director and Head of the Municipal Fixed Income Team	None

Mark F. Kemper	Secretary, Managing Director, and General Counsel — AM Americas	Secretary, Managing Director, and General Counsel of UBS AM (US); Assistant Secretary and Trust Officer of UBS Asset Management Trust Company

John Krieg	Board Director, Managing Director, and Head of Institutional Client Coverage – AM Americas	Board Director, Managing Director, and Head of Institutional Client Coverage – AM Americas of UBS AM (US); Board Director and Trust Officer of UBS Asset Management Trust Company

Igor Lasun	Managing Director and Head of Products—Americas	Board Director, President, Chair, and Trust Officer of UBS Asset Management Trust Company

Ralph Mattone	Treasurer, Chief Financial Officer, and Managing Director	Chief Financial Officer, Managing Director and Regional Group Controller of UBS Securities LLC and UBS Financial Services Inc.; Treasurer and Chief Financial Officer of UBS Asset Management Trust Company

Barry Mullen	Executive Director, Chief Compliance Officer – Americas, and BSA/AML Officer	Executive Director, Chief Compliance Officer, and BSA/AML Officer of UBS AM (US); Chief Compliance Officer, BSA/AML Officer, and Trust Officer of UBS Asset Management Trust Company

Ryan Nugent	Executive Director, Senior Portfolio Manager and Head of Municipal Trading	None

Frank Pluchino	None	Executive Director and Chief Compliance Officer of UBS Hedge Fund Solutions LLC as well as the various UBS registered fund families

Robert Sabatino	Managing Director and Global Head of Liquidity Portfolio Management	None

Eric Sanders	Director (Non-Board), Associate General Counsel and Assistant Secretary	Director (Non-Board), Associate General Counsel and Assistant Secretary of UBS AM (US)

Philip Stacey	Executive Director, Associate General Counsel, and Assistant Secretary	Executive Director, Associate General Counsel, and Assistant Secretary of UBS AM (US)

Nicholas Vagra	Board Director, Managing Director, and Deputy Chief Operating Officer for UBS Asset Management division	Managing Director and Deputy Chief Operating Officer for UBS Asset Management division; Manager and Chief Operating Officer of UBS O’Connor LLC; and Manager of UBS Hedge Fund Solutions LLC

David Walczak	Executive Director and Head of US Money Markets Portfolio Management	None

Keith Weller	Executive Director, Deputy General Counsel and Assistant Secretary	Executive Director, Deputy General Counsel and Assistant Secretary of UBS AM (US)

Item 32. Principal Underwriter.

(a) UBS AM (US) is the placement agent for the Registrant and its series, ESG Prime Master Fund, Government Master Fund, Prime Master Fund, Prime CNAV Master Fund, Treasury Master Fund and Tax-Free Master Fund. UBS AM (US) serves as principal underwriter or placement agent for the following other investment companies:

SMA RELATIONSHIP TRUST

PACE SELECT ADVISORS TRUST

THE UBS FUNDS

UBS INVESTMENT TRUST

UBS SERIES FUNDS

(b) The directors and certain principal executive officers of UBS AM (US), their principal business addresses, and their positions and offices with UBS AM (US), are identified below along with those directors and officers of UBS AM (US) who also serve as trustees or officers of the Registrant. (While each board director is named below, the list of executive officers has been shortened as the full list would be very long and contain names of persons whose functions are unrelated to the Registrant.)

Name and Address	Position(s) Held with Registrant	Positions and Offices with Underwriter or Dealer

Michael Belasco*	None	Board Director, President, Chief Executive Officer, Managing Director, and Head of Americas Wholesale and Wealth Management Client Coverage of UBS AM (US)

Rose Ann Bubloski*	Vice President and Assistant Treasurer	None

Franklin P. Dickson*	Vice President	None

Lisa N. DiPaolo*	Vice President	None

Elbridge T. Gerry III*	Vice President	None

Charles W. Grande*	Vice President	None

Mark F. Kemper**	Vice President and Assistant Secretary	Secretary, Managing Director, and General Counsel of UBS AM (US)

Joanne M. Kilkeary*	Vice President and Treasurer	None

John Krieg**	None	Board Director, Managing Director, and Head of Institutional Client Coverage – Americas of UBS AM (US)

Earl Lafontant*	None	Board Director, Treasurer, Chief Financial Officer, and Executive Director of UBS AM (US)

Igor Lasun*	President	None

Barry Mullen*	None	Executive Director and Chief Compliance Officer – Americas of UBS AM (US)

Ryan Nugent*	Vice President	None

Frank Pluchino***	Chief Compliance Officer	None

Robert Sabatino**	Vice President	None

Eric Sanders**	Vice President and Assistant Secretary	Director (Non-Board), Associate General Counsel, and Assistant Secretary of UBS AM (US)

Philip Stacey**	Vice President and Assistant Secretary	Executive Director, Associate General Counsel, and Assistant Secretary of UBS AM (US)

David Walczak**	Vice President	None

Keith A. Weller**	Vice President and Secretary	Executive Director, Deputy General Counsel, and Assistant Secretary of UBS AM (US)

* This person’s business address is 787 Seventh Avenue, New York, NY 10019.

** This person’s business address is One North Wacker Drive, Chicago, IL 60606.

*** This person’s business address is 600 Washington Blvd, Stamford, CT 06901.

(c)	None.

Item 33. Location of Accounts and Records.

The books and other documents required (i) by paragraphs (b)(4), (c) and (d) of Rule 31a-1 and (ii) by paragraphs (a)(3), (a)(4), (a)(5), (c) and (e) of Rule 31a-2 under the Investment Company Act of 1940 are maintained in the physical possession of UBS AM, 1285 Avenue of the Americas, New York, NY 10019, 787 Seventh Avenue, New York, NY 10019 and at One North Wacker Drive, Chicago, IL 60606. Certain information required by Rule 31a-1(b)(1) to be maintained by a money market fund is maintained in the possession of UBS AM, 1285 Avenue of the Americas, New York, NY 10019, 787 Seventh Avenue, New York, NY 10019 and at One North Wacker Drive, Chicago, IL 60606. All other accounts, books and documents required by Rule 31a-1 are maintained in the physical possession of Registrant’s transfer agent and custodian.

Item 34. Management Services.

Not applicable.

Item 35. Undertakings.

Not applicable.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago and State of Illinois, on the 3rd day of January, 2022.

MASTER TRUST

By:	/s/ Keith A. Weller
Keith A. Weller
Vice President and Secretary